Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements  (No. 333-173418 and 333-233606) on Form S-8 of Community Bankers Trust Corporation of our reports dated March 13, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Community Bankers Trust Corporation, appearing in the Annual Report on Form 10-K of Community Bankers Trust Corporation for the year ended December 31, 2019.

/s/ YOUNT, HYDE & BARBOUR, P.C.

Winchester, Virginia

March 13, 2020